Exhibit 99

Main Street Banks, Inc.

In late December 2005, Main Street Banks, Inc. “Registrant” sold securities with a book value of $70 million at a per-tax loss of $2 million.  The securities sold had an annual yield of 4.30%.  The proceeds were used to repay certain Federal Home Loan Bank borrowings which carried a rate of 4.52%.  The purpose of these transactions was to improve the Registrant’s liquidity to provide for future loan growth and possible security reinvestments.  Also, based on today’s interest rates, these transactions should improve 2006 earnings by $100 thousand on an after-tax basis with no reinvestment in securities.

About Main Street Banks, Inc.

Main Street Banks, Inc., a $2.5 billion asset, community-banking organization based in metropolitan Atlanta, provides a broad range of banking, brokerage, insurance, and mortgage products and services through its 24 banking centers located in 19 of Georgia’s fastest growing communities. The Company is the largest community banking organization in the Atlanta metropolitan area.

Cautionary Statement Regarding Forward-Looking Information

Statements contained in this disclosure that are not historical facts are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Act of 1995. Such statements involve risks and uncertainties that may cause results to differ materially from those set forth herein, including, possible reversals in market, economic and business conditions; the prospects and performance of loans and borrowers; the ability to attract new customers; possible changes in monetary and fiscal policies, laws and regulations; the effects of easing of restrictions on participants in the financial services industry; possible changes in the credit worthiness of customers and the possible impairment of loans; the effects of changing interest rates and other risks and factors identified in the Company’s annual report on Form 10-K for the year ended December 31, 2004 and other filings with the Securities and Exchange Commission. The Company undertakes no obligation to update these statements following the date of this disclosure.